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                                                                     Exhibit 5.1

                        OPINION OF BAKER & HOSTETLER LLP






                       [Baker & Hostetler LLP LETTERHEAD]

                               September 19, 2002

Jacobs Entertainment, Inc.
240 Main Street
Black Hawk, Colorado 80422

            Re: Registration Statement on Form S-4 with respect to $125,000,000 aggregate principal amount 11 7/8% Senior Secured Notes due 2009 of Jacobs Entertainment, Inc.

Ladies and Gentlemen:

            We have acted as counsel for Jacobs Entertainment, Inc., a Delaware corporation (the "Issuer"), and the entities listed on Exhibit A attached hereto, each of which is a wholly owned subsidiary of the Issuer (collectively the "Guarantors"), in connection with (i) the offer to exchange (the "Exchange Offer") up to $125,000,000 aggregate principal amount of the Issuer's 11 7/8% Senior Secured Notes due 2009 (the "New Notes") for its $125,000,000 aggregate principal amount 11 7/8% Senior Secured Notes due 2009 (the "Old Notes") that are presently outstanding and (ii) the preparation of the registration statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission by the Issuer and the Guarantors, as well as other wholly owned subsidiaries of the Issuer, for the purpose of registering the New Notes and certain guarantees under the Securities Act of 1933, as amended (the "Act"). The Old Notes have been, and the New Notes will be, issued pursuant to an Indenture, dated as of February 8, 2002 (as amended the "Indenture"), among the Issuer, the Guarantors and Wells Fargo Bank Minnesota, National Association, as Trustee. The New Notes will have the benefit of the guarantees of the Guarantors ("Guarantees") provided for in the Indenture.

            In connection with the foregoing, we have examined such records of the Issuer and the Guarantors and such other documents as we deem necessary to render this opinion.

            Based on such examination, we are of the opinion that:

            (a) when the New Notes, substantially in the form as set forth in an exhibit to the Indenture filed as Exhibit 4.2 to the Registration Statement, have been duly executed by the Issuer and authenticated by the Trustee in accordance with the Indenture and duly delivered in exchange for the Old Notes in accordance with the Exchange Offer in the manner described in the Registration Statement, the New Notes will be valid and binding obligations of the Issuer and will be entitled to the benefits of the Indenture;

and

            (b) when the New Notes have been duly executed by the Issuer and authenticated by the Trustee in accordance with the Indenture and duly delivered in exchange for the Old Notes in









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accordance with the Exchange Offer in the manner described in the Registration
Statement, the Guaranty of each of the Guarantors will be the valid and binding obligation of each of the Guarantors, respectively.

            We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and the reference to us under the caption "Legal Matters" in the prospectus that is a part of the Registration Statement.

                                             Sincerely,

                                            /s/ Baker & Hostetler LLP

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                                    Exhibit A

Black Hawk Gaming & Development Company, Inc.
Gold Dust West Casino, Inc.
Black Hawk/Jacobs Entertainment, LLC
Gilpin Hotel Venture
Gilpin Ventures, Inc.
Diversified Opportunities Group Ltd.
Colonial Holdings, Inc.
Colonial Downs, L.P.
Stansley Racing Corp.